[GRAPHIC OMITTED] NVB
                              North Valley Bancorp


North Valley Bancorp Announces Expansion

         April 22, 2005 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a multi-bank holding company with $892 million in assets, today announced that its wholly-owned subsidiary, NVB Business Bank, formerly known as Yolo Community Bank, has opened two new full service Business Banking Centers in Santa Rosa and Ukiah, California. The Santa Rosa Office is located at 100 "B" Street, Santa Rosa, California. NVB Business Bank has hired Brian Reed for this office as Regional President. Brian has brought his experienced team of business lenders, customer service and business development personnel from National Bank of the Redwoods which was recently acquired. The Ukiah Business Banking Center is located at 169 Mason Street, Ukiah, California. In this office, John Horne, Vice President and Regional Manager, also formerly of National Bank of the Redwoods, leads his team of experienced business bankers. As a result of this expansion, North Valley Bancorp on a combined basis now operates 25 branch offices in 9 Counties in Northern California. The Santa Rosa and Ukiah Business Banking Centers will be actively engaged in business lending, real estate development loans, and commercial real estate financing opportunities.

         In addition to these new offices, NVB Business Bank is also happy to announce that Peter Faye has joined the Company as the Regional President of NVB Business Bank's Woodland Branch Office and John Prescott has been hired as Vice President, Business Banking Officer at NVB Business Bank's Fairfield Office. Mr. Faye joins NVB Business Bank with over 18 years of commercial banking experience in the market and Mr. Prescott comes with over 30 years experience in the market.

         "These two new branch offices, and more importantly, the personnel that we have been able to attract to operate them, offers a tremendous opportunity to expand our franchise," stated Mike Cushman, President and CEO. "Our future expansion strategy will focus on the rapidly growing area along the I-80 corridor between Sacramento and the North Bay area. We believe that recent consolidation of banks in these markets has created new opportunities for us to establish a presence and take advantage of the high demand for lending opportunities."

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                        or    Edward J. Czajka
President & Chief Executive Officer             Executive Vice President & Chief
(530) 226-2900    Fax: (530) 221-4877              Financial Officer